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                                  UNITED STATES
                       Securities And Exchange Commission
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                    Date of Report     November 18, 1996
                                   -------------------------
                        (Date of earliest event reported)


                           COMMERCIAL INTERTECH CORP.
                           --------------------------
             (Exact name of registrant as specified in its charter)


   Ohio                       0-588                 34-0159880
--------------              ----------             ------------
State or other              Commission             IRS Employer
jurisdiction of             File                   Identification
incorporation               Number                 No.



1775 Logan Avenue, Youngstown, Ohio                44501-0239
-----------------------------------                ----------
  (Address of principal offices)                   (Zip Code)

Registrant's telephone number, including area code  330-746-8011


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Item 2.  Acquisition or Disposition of Assets

               On November 18, 1996, Commercial Intertech Corp. reported it acquired all of the outstanding common stock of Ultra Hydraulics Limited through its wholly owned subsidiary, Commercial Intertech Limited, located in the United Kingdom. Ultra Hydraulics is headquartered near Gloucester, England, and employs more than 300 men and women in the United Kingdom and the United States. Commercial Intertech will account for the stock acquisition of Ultra as a purchase.

               The initial purchase price for the stock of Ultra was approximately $43.0 million. The purchase price was determined by arm's length negotiation between the parties. The initial purchase price is subject to adjustments based upon audit.

               Of the initial purchase price of $43.0 million, approximately $20.0 was borrowed from Mellon Bank under a revolving credit and term loan facility and the balance was financed with loan notes with the principal owners of Ultra Hydraulics.

               There exists no material relationships between Commercial Intertech Corp. and Ultra Hydraulics or between any affiliates, directors or officers or associates of such directors or officers of Commercial Intertech Corp. and Ultra Hydraulics Limited.

               Ultra Hydraulics Limited serves the mobile equipment markets primarily in the United Kingdom, Europe, the United States and the Far East. Major customers include manufacturers of material handling, turf care, construction, transportation, and compaction equipment. Ultra's products complement and extend the range of pumps, motors and valves now offered by Commercial Intertech. Commercial intends to continue the business as presently being operated.

Item 7.  Financial Statements, Pro Forma Financial Information
         And Exhibits

               Not Required


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               Pursuant to the requirements of the Securities Exchange Act of
1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                                         COMMERCIAL INTERTECH CORP.

Date: December 3, 1996                   By   /s/Steven J. Hewitt
     -----------------                     ----------------------------
                                            Steven J. Hewitt
                                            Senior Vice President and
                                            Chief Financial Officer